EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (“Agreement”) is between Amit Kumar, Ph.D. (“Kumar”) and CombiMatrix Corporation (“CombiMatrix” or the “Company”).

WHEREAS, CombiMatrix desires to provide Kumar with separation benefits in connection with termination of his employment with the Company on June 30, 2010; and

WHEREAS, Kumar agrees, in exchange for such separation benefits, to waive and release any and all claims that he may have against CombiMatrix and its Affiliates.

NOW THEREFORE, in consideration of the mutual promises, releases and other consideration referred to herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Definitions.

“Kumar” as used in this Agreement means the Kumar himself or herself, and his or her family members, spouse, heirs, devisees, legatees, executors, administrators, successors, assignees, agents, representatives, businesses, insurers, subrogees, and attorneys, and all persons or entities claiming through any of the foregoing persons.

“Affiliates” as used in this Agreement means CombiMatrix Corporation and any of CombiMatrix’s benefit and stock option plans, plan administrators, successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, officers, directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders, and attorneys, and all persons or entities claiming through its successors, assigns, businesses, affiliates, sister companies, parent companies, subsidiaries, divisions, partnerships, limited partnerships, partners, joint ventures, predecessors, officers, directors, trustees, conservators, employees, agents, insurance carriers, contractors, representatives, shareholders, and attorneys.

2.                                      Date of Termination.  Kumar’s employment with CombiMatrix was terminated effective June 30, 2010 (hereinafter the “Termination Date”) for all purposes.

3.                                      Separation Benefits.

a.            Severance Pay.  The Company shall pay Kumar an amount equal to one year of Kumar’s regular base salary, less $80,000, subject to all applicable taxation as ordinary income, on the next regularly-scheduled pay date following the Effective Date of the Agreement (defined below).

b.            Group Welfare Benefits.  Kumar shall continue to be enrolled in the Company’s group medical, dental, and life insurance plans through June 30, 2011.  Once the Company-paid coverage ends, continued group health plan coverage for Kumar and Kumar’s spouse and/or covered dependents, may also be available at Kumar expense under the terms and conditions specified in the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

c.             Unemployment Compensation.  Kumar agrees not to apply for unemployment compensation benefits until after the period of time for which Severance Pay is being paid.  While the Company cannot control the decision reached by the State of Washington Employment Security Department on any application for unemployment compensation benefits, it will respond that Kumar was laid off in connection with a reduction in force and not contest Kumar’s eligibility for benefits.

4.                                      Release of Claims.  Kumar KNOWINGLY AND VOLUNTARILY RELEASES, ACQUITS, AND FOREVER DISCHARGES CombiMatrix and its Affiliates with respect to and from and against any and all claims, wages, demands, assistance, support, rights, liens, agreements, contracts, covenants, actions, suits, rights to appeal, entitlements and notices, causes of action, obligations, debts, costs, expenses, interests, attorneys’ fees, contributions, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden (“Losses”), which he or she has at any time heretofore owned or held against CombiMatrix or its Affiliates, that are based upon facts occurring prior to the date of this Agreement, including but not limited to, the following:  (a) any statutory claims under any state, or municipal statute or local ordinance relating to discrimination in employment, the Fair Labor Standards Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Section 1981 of the Civil Rights Act of 1866, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1964 and 1991, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act; (b) any and all tort or contract claims; (c) any and all claims for past or future employment benefits, including, but not limited to, wages, bonuses, vacation pay, severance benefits, medical or dental insurance coverage, short or long term disability benefits, and/or other benefits which may hereafter accrue or which have accrued as a result of Kumar’s employment and/or affiliation with, and/or termination and/or separation from, CombiMatrix; and, (d) any claims, matters or actions related to Kumar’s employment and/or affiliation with, and/or termination and/or separation from, CombiMatrix.  It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of breaches of this Agreement and claims for vested benefits, if any, to which Kumar is legally entitled under ERISA), which Kumar holds or previously held against releasees, or any of them, whether or not they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released in this Agreement.

4a.                                Service as Non-Employee Director.  Kumar is serving as a non-employee member of the Board of Directors of the Company (the “Board”). If, and only if, Kumar (1) executes and delivers the Agreement on or before 5:00 p.m. Pacific Standard Time on

August 14, 2010, (2) performs all of his obligations and satisfies all conditions precedent under this Agreement and (3) does not revoke his acceptance of this Agreement, then Kumar: (a) shall be entitled to receive any cash compensation customarily paid by the Company to its non-employee Directors for the period July 1, 2010 to December 31, 2010 and (b) subject to approval by the Board, on or about October 1, 2010, shall be granted a non-statutory stock option to purchase 20,000 shares of common stock, of which one-half (1/2) shall be deemed immediately vested, and one-half (1/2) shall vest on December 31, 2010. Beginning January 1, 2011, so long as Kumar is serving as a non-employee Director of the Company, he shall be entitled to receive any cash and equity compensation customarily paid by the Company to its non-employee Directors.

5.                                      Covenant Not to Sue.  By signing this Agreement, Kumar affirmatively represents that Kumar has not filed any claim against the Company or any of its releasees, and will not, to the extent allowed by applicable law, file any claim in the future.  Kumar will not, however, be prohibited from filing a claim if necessary to enforce the terms of this Agreement or a claim regarding vested retirement benefits.  If any government agency brings any proceedings or conducts any investigation against the Company, nothing in this Agreement forbids Kumar from cooperating in such proceedings, but by this Agreement, Kumar waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

6.                                      Representations.  Kumar makes the following covenants, representations and warranties to the Company and agrees to indemnify and hold harmless CombiMatrix and its Affiliates from and against any Losses based on, arising out of the breach of any of the representations, covenants or warranties contained in this Agreement, including the following:

a.           That Kumar has read and understands each and every provision in this Agreement, including the information in Exhibit A that is provided in compliance with the Older Workers Benefits Protection Act, is signing this Agreement voluntarily, and was advised by the Company of his or her right to consult with an attorney prior to executing this Agreement.

b.           That Kumar has not heretofore assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any claim against the Company or any releasee.

c.            That no promises or representations except those contained in this Agreement and the Plan have been made to the Kumar in connection with the termination of his or her employment.

d.           That Kumar understands that this Agreement does not cancel or otherwise diminish his or her post-employment obligations under the common law, any employment related agreement with the Company or any policy of the Company (or any predecessor or affiliate of the Company), including but not limited to, obligations relating to confidentiality or the use of confidential information of the Company, disclosure and ownership of inventions, trade secrets and intellectual property, non-competition and non-solicitation of customers, to the extent such obligations are not inconsistent with the provisions herein.

7.                                      Non-Admission.  Kumar understands that the Company is not offering this Agreement because it believes that the Kumar has any valid legal claim against the Company.  Every employee who is offered such an agreement has the right to reject it, and give up severance benefits, or to sign it, accept the severance benefits and give up whatever legal claims the employee might believe he or she has against the Company or any of its Affiliates.

8.                                      Non-Disparagement.  In exchange for the benefits and payments offered by the Company under this Agreement, Kumar agrees not to make any disparaging statements to any current or former Company employees, customers, or any media or to any other person concerning the Company or any of its Affiliates.  The Company agrees to not make any disparaging statements to Kumar’s potential or future employers, business partners or customers concerning Kumar. A disparaging statement is any comment oral or written, or via anonymous communication means such as by use of anonymous mail or use of Internet message boards which would tend to cause humiliation or embarrassment or cause the recipient to question the business condition, integrity, competence or good character of the Company or any of its Affiliates.

Kumar agrees that Kumar will not act in any manner that might damage the business of the Company.  Kumar agrees not to encourage, assist, counsel or cooperate with any attorneys or their clients in the presentation or prosecution of any disputes, differences, lawsuits, charges, claims or complaints by any third party against the Company and its Affiliates, unless under a subpoena or other court order to do so. Kumar agrees to inform the Company in writing within two (2) business days of receiving any such subpoena or other court order.

9.                                      Property Return.  No later than the Termination Date, and sooner if requested by the Company, Kumar will return to the Company all keys, passes, identifications cards, credit cards, cell phones, PDAs (e.g. Blackberry) or other items that the Kumar may have in his or her possession that are the property of the Company, except that Kumar may retain possession of his laptop computer, his desktop computer, associated software and one printer.  If at any time requested by the Company, Kumar will promptly return to the Company and all work-related documents and records, files, reports, books, data and any other document in his or her possession.

a.               Confidential Information.  Kumar acknowledges and reaffirms his legal obligations and agrees to treat as confidential all proprietary information disclosed to Kumar or developed by Kumar while in the employ of the Company or its predecessors.  Such information includes, but is not limited to, all proprietary information concerning the Company with respect to its proprietary technologies, business, operations, finances, employees or otherwise.  Kumar agrees that the provisions of this Agreement are confidential.  Kumar will not disclose the terms hereof prior to signing, to any person, except to Kumar’s attorney, spouse, paid tax or financial advisors or as required by law or legal process.  Before disclosing this Agreement or its terms to these persons, Kumar will assure that they are aware of the confidentiality of the Agreement and assent to be bound by this provision.  Kumar agrees that an unauthorized disclosure by of the provisions of this Agreement by any person to whom Kumar disclosed its provisions will be deemed to be an unauthorized disclosure by the Kumar.  Kumar acknowledges that the Company regards the confidentiality of this Agreement to be an absolute condition of its offer, and that any breach of this provision, whether or not intentional and regardless of whether done in bad faith, will be a material breach of this Agreement.  Kumar acknowledges that nothing in this Agreement is intended to supersede the promises Kumar made in prior agreements with the Company and acknowledges that those agreements remain in full force and effect to the extent such obligations are not inconsistent with the provisions herein.

10.                               Consideration Period and Revocation Period.  Kumar is advised to consult with an attorney of his choice prior to signing this Agreement. Kumar has forty-five (45) days after the receipt of this Agreement to consider whether or not to sign it, but may sign at any time of the Kumar’s choosing during the 45-day period.  This Agreement may be revoked by Kumar at any time within seven (7) days after the date of signing indicated below. To revoke this Agreement, Kumar shall provide written notice of revocation to the Chief Executive Officer or Manager of Human Resources for the Company.  This Agreement shall not be effective, nor shall any of the severance benefits specified herein be paid, until expiration of the seven (7) day revocation period (“Effective Date of Agreement”).

11.                               Miscellaneous

a.               The parties have not relied upon any representation or statement not contained in this Agreement, written or oral, concerning this Agreement.

b.               This Agreement is intended to settle and release any and all claims for attorneys’ fees and/or costs.

c.   This Agreement will be governed and construed in accordance with the laws of the State of Washington applicable to contracts made, executed, delivered and performed wholly within the State of Washington, without regard to any applicable conflicts of law.  Kumar, hereby (a) submits to the jurisdiction of any State and Federal courts sitting in the Western District of the State of Washington with respect to matters arising out of or relating hereto, (b) agrees that all claims with respect to such matters may be heard and determined in an action or proceeding in such State or Federal court, (c) waives the defense of an inconvenient forum, and (d) agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

d.               Kumar agrees that, except as provided by this Agreement, he is not entitled to any income, payments, salaries, or other financial benefits from CombiMatrix.

e.               No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by all parties to this Agreement.

f.                 This Agreement shall not be modified, altered, or discharged except by a written agreement signed by each of the parties to the Agreement.

g.              In the event that one or more of the provisions of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

h.              The parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by either party.  Other than this exception, the parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

i.                 Except as otherwise set forth in this Agreement, this Agreement constitutes and contains the entire agreement and understanding concerning termination of Kumar’s employment and the other subject matters addressed herein between the parties, and supersedes and replaces prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.

j.                 This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.  Facsimile signatures shall be given the same force and effect as original signatures.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains and hereby execute it voluntarily and knowingly and with full understanding of its consequences.

EMPLOYEE:		COMBIMATRIX CORPORATION

By:	/s/ AMIT KUMAR, PH.D.	By:	/s/ SCOTT R. BURELL

Name:	Amit Kumar, Ph.D.	Name:	Scott R.Burell

Title:	President and CEO	Title:	Chief Financial Officer

Dated:	August 8, 2010	Dated:	August 8, 2010

EXHIBIT A

(Required only for employees over age 40)

CombiMatrix Corporation (“CombiMatrix”) is required to provide this information to employees over age 40 pursuant to the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).

Covered Employees and Eligibility Requirements

The eligibility requirements for being included in this severance program (the “Program”) are that you were notified of your lay off in April 2010.

Time Limits Application to Program

All eligible employees who wish to participate in the Program must sign the Separation Agreement and Release of Claims (the “Agreement”) and return it to Brenda Laird no later than 5:00 p.m. on August 14, 2010.  Once an employee has signed the Agreement and returned it to CombiMatrix, the employee has seven days to revoke the Agreement, after which it will be considered effective if not revoked.

Individuals Eligible and Ineligible for the Program

The following is a list of the departments and ages of all incumbent employees at CombiMatrix who are eligible and ineligible for the Program as of April 23, 2010.

Department	Not Eligible	Eligible (Laid-off)
100 – Executive		45, 46, 58, 63
220 – Sales & Marketing		33, 48
232 – Production		28, 44, 48
234 – Biology & Chemistry		25, 28, 33, 36, 39, 42, 42, 43, 57
236 – Engineering		35, 40, 51, 54
250 – Software Development		46, 46, 50
400 – Finance/Operations		32, 39, 45, 52, 53, 58, 62
410 – IT		34
500 – Legal		51, 53